EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratio)


                                                             Three Months Ended
                                                                 March 29, 1998


EARNINGS:

Earnings (loss) before income taxes  (Note 1)                           $(998.0)
Interest expense                                                           36.6
Portion of rent expense representative
  of an interest factor                                                     6.3
                                                                      ---------
Adjusted earnings from continuing
   operations before taxes and
   fixed charges                                                        $(955.1)
                                                                      =========

FIXED CHARGES:

Interest expense                                                      $    36.6
Portion of rent expense representative
  of an interest factor                                                     6.3
                                                                      ---------
Total fixed charges                                                   $    42.9
                                                                      =========

RATIO OF EARNINGS TO FIXED
      CHARGES (DEFICIENCY) (Notes 1 and 2)                                   --
                                                                      =========




Note:         1.   Included  in  earnings   (loss)   before   income  taxes  are
                   restructuring charges in the amount of $140.0 and a write-off of goodwill in the amount of $900.0.

              2. Earnings (loss) before income taxes are insufficient to cover fixed charges by the amount of $998.0.